 Exhibit 99.1

COMPANY:	Perma-Pipe International Holdings, Inc.
CONTACT:	David Mansfield, President and CEO

Perma-Pipe Investor Relations

(847) 929-1200

investor@permapipe.com

Perma-Pipe International Holdings, Inc. Announces its First Quarter and Year-to-Date Fiscal 2021 Financial Results

•        The Company generated net sales of $24.4 million for the first quarter

•        Net loss was $0.9 million in the first quarter

•        Backlog stood at $58.9 million on April 30, 2021 compared to $52.6 million on January 31, 2021

NILES, IL, June 8, 2021 - Perma-Pipe International Holdings, Inc. (NASDAQ: PPIH) announced today financial results for the first quarter ended April 30, 2021.

“First quarter revenue was $24.4 million, $1.7 million above the same quarter last year, and pre-tax loss was $0.7 million compared to a pre-tax loss of $2.7 million in the same quarter of 2020, which was mostly prior to the impact of the pandemic,” noted President and CEO David Mansfield.

"For the early part of our first quarter, our results continued to reflect the adverse business conditions arising as a result of the COVID-19 pandemic. In the latter half though, some of the restrictions began to ease and we were able to commence previously delayed projects. The cost reductions implemented last year also continued to have a favorable impact.  The successful roll outs of the COVID-19 vaccines are beginning to allow a relaxation of restrictions and this appears to be having an encouraging effect on project schedules and on our backlog.  While we are still in the early stages, the positive sentiment of a strengthening recovery is reflected in the increase in project activities.  In addition, oil prices have reached a level that should begin to attract investment.”

"The obstacles brought about by the pandemic through 2020 have not deterred us from our strategic plans and we continue to pursue the initiatives and strategies that had us on the path to acceptable profitability,” Mr. Mansfield continued.

"Our backlog currently stands at $58.9 million, which reflects an increase of $6.3 million from the backlog at January 31. Since these increases arise in the majority of our business units, it provides further confidence that we are entering a period of general recovery in conditions,” Mr. Mansfield concluded.

First Quarter Fiscal 2021 Results

Net sales were $24.4 million in the current quarter, an increase of $1.7 million, or 7%, from $22.7 million in the prior year quarter. The increase was largely a result of increased sales volumes in the Company's U.A.E. business driven by the introduction of a new product line and project timing in its Saudi Arabian business.

Gross profit increased to $4.5 million, or 18% of net sales, in the current quarter from $3.5 million, or 15% of net sales, in the prior year quarter. This increase was driven by higher sales volumes and the impact of cost reduction strategies implemented in 2020.

General and administrative expenses were approximately the same in the current quarter and the prior year quarter.

Selling expenses decreased to $1.0 million in the current quarter, compared to $1.6 million in the prior year quarter due primarily to cost reduction strategies implemented in 2020.

Net interest expense remained consistent at $0.2 million in both the current quarter and the prior year quarter.

Other income, net increased to income of $0.4 million in the current quarter, compared to expense of $0.1 million in the prior year quarter. This increase was a result of income recorded for funds received under the Canadian Emergency Wage Subsidy and Canadian Emergency Rent Subsidy programs in Canada.

Loss from operations before income taxes decreased by $2.1 million to a loss of ($0.7 million) in the current quarter from a loss of ($2.8 million) in the prior year quarter. The reduced loss was a result of increased sales volumes in the Company's U.A.E. business driven by the introduction of a new product line and project timing in its Saudi Arabian business.

The Company's worldwide effective tax rates ("ETR") were (24.3%) and 7.8% in the current quarter and the prior year quarter, respectively. The change in the ETR from the prior year quarter to the current year quarter is largely due to changes in the mix of income and loss in various jurisdictions.

The resulting net loss of ($0.9 million) in the current quarter was an improvement of $1.6 million over the net loss of ($2.5 million) in the prior year quarter. The reduced net loss was a result of increased sales volumes in the Company's U.A.E. business driven by the introduction of a new product line and project timing in its Saudi Arabian business.

Percentages set forth above in this press release have been rounded to the nearest percentage point and may not exactly correspond to the comparative data presented.

Perma-Pipe International Holdings, Inc.

Perma-Pipe International Holdings, Inc. (the “Company”) is a global leader in pre-insulated piping and leak detection systems for oil and gas gathering, district heating and cooling, and other applications. It uses its extensive engineering and fabrication expertise to develop piping solutions that solve complex challenges regarding the safe and efficient transportation of many types of liquids. In total, the Company has operations at thirteen locations in six countries.

Forward-Looking Statements

Certain statements and other information contained in this press release that can be identified by the use of forward-looking terminology constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby, including, without limitation, statements regarding the expected future performance and operations of the Company. These statements should be considered as subject to the many risks and uncertainties that exist in the Company's operations and business environment. Such risks and uncertainties include, but are not limited to, the following: (i) the impact of the coronavirus ("COVID-19") on the Company's results of operations, financial condition and cash flows; (ii) fluctuations in the price of oil and natural gas and its impact on the customer order volume for the Company's products; (iii) the Company's ability to comply with all covenants in its credit facilities; (iv) the Company’s ability to repay its debt and renew expiring international credit facilities; (v) the Company's ability to obtain forgiveness of its loan under the Small Business Administration's ("SBA") Paycheck Protection Program ("PPP"); (vi) the Company’s ability to effectively execute its strategic plan and achieve profitability and positive cash flows; (vii) the impact of global economic weakness and volatility; (viii) fluctuations in steel prices and the Company’s ability to offset increases in steel prices through price increases in its products; (ix) the timing of order receipt, execution, delivery and acceptance for the Company’s products; (x) decreases in government spending on projects using the Company’s products, and challenges to the Company’s non-government customers’ liquidity and access to capital funds; (xi) the Company’s ability to successfully negotiate progress-billing arrangements for its large contracts; (xii) aggressive pricing by existing competitors and the entrance of new competitors in the markets in which the Company operates; (xiii) the Company’s ability to purchase raw materials at favorable prices and to maintain beneficial relationships with its suppliers; (xiv) the Company’s ability to manufacture products free of latent defects and to recover from suppliers who may provide defective materials to the Company; (xv) reductions or cancellations of orders included in the Company’s backlog; (xvi) the Company's ability to collect an account receivable related to a project in the Middle East; (xvii) risks and uncertainties related to the Company's international business operations; (xviii) the Company’s ability to attract and retain senior management and key personnel; (xix) the Company’s ability to achieve the expected benefits of its growth initiatives; (xx) the Company’s ability to interpret changes in tax regulations and legislation; (xxi) the Company's ability to use its net operating loss carryforwards; (xxii) reversals of previously recorded revenue and profits resulting from inaccurate estimates made in connection with the Company’s percentage-of-completion revenue recognition; (xxiii) the Company’s failure to establish and maintain effective internal control over financial reporting; and (xiv) the impact of cybersecurity threats on the Company’s information technology systems. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at https://www.sec.gov and under the Investor Center section of our website (http://investors.permapipe.com.)

The Company's Form 10-Q for the quarter ended April 30, 2021 will be accessible at www.sec.gov and www.permapipe.com. For more information, visit the Company's website.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share data)

	Three Months Ended April 30,
	2021	2020
Net sales	$24,423	$22,741
Cost of sales	19,918	19,275
Gross profit	4,505	3,466

Operating expenses
General and administrative expenses	4,404	4,304
Selling expenses	1,042	1,647
Total operating expenses	5,446	5,951

Loss from operations	(941)	(2,485)

Interest expense, net	178	186
Other income, net	441	(65)
Loss from operations before income taxes	(678)	(2,736)

Income tax expense/(benefit)	165	(215)

Net loss	$(843)	$(2,521)

Weighted average common shares outstanding
Basic	8,165	8,048
Diluted	8,165	8,048

Loss per share
Basic	(0.10)	(0.31)
Diluted	(0.10)	(0.31)

Note: Earnings per share calculations could be impacted by rounding.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	April 30, 2021	January 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$8,483	$7,174
Restricted cash	1,164	1,201
Trade accounts receivable, less allowance for doubtful accounts of $497 at April 30, 2021 and $474 at January 31, 2021	27,305	25,226
Inventories, net	15,069	12,157
Prepaid expenses and other current assets	9,078	4,110
Costs and estimated earnings in excess of billings on uncompleted contracts	3,473	4,007
Total current assets	64,572	53,875
Property, plant and equipment, net of accumulated depreciation	26,223	26,897
Other assets
Operating lease right-of-use asset	12,178	13,384
Deferred tax assets	911	823
Goodwill	2,427	2,332
Other assets	5,305	5,380
Total other assets	20,821	21,919
Total assets	$111,616	$102,691
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$13,644	$10,365
Accrued compensation and payroll taxes	1,660	1,448
Commissions and management incentives payable	231	218
Revolving line - North America	-	2,826
Current maturities of long-term debt	2,723	3,941
Customers' deposits	2,206	2,088
Outside commission liability	1,980	1,431
Operating lease liability short-term	1,311	1,402
Other accrued liabilities	3,287	2,616
Billings in excess of costs and estimated earnings on uncompleted contracts	2,034	762
Income taxes payable	1,409	1,155
Total current liabilities	30,485	28,252
Long-term liabilities
Long-term debt, less current maturities	5,585	6,268
Long-term finance obligation	8,905	-
Deferred compensation liabilities	4,116	4,120
Deferred tax liabilities	868	914
Operating lease liability long-term	12,185	13,174
Other long-term liabilities	690	650
Total long-term liabilities	32,349	25,126
Stockholders' equity
Common stock, $.01 par value, authorized 50,000 shares; 8,165 issued and outstanding at April 30, 2021 and 8,165 issued and outstanding at January 31, 2021	82	82
Additional paid-in capital	61,147	60,875
Accumulated deficit	(9,200)	(8,357)
Accumulated other comprehensive loss	(3,247)	(3,287)
Total stockholders' equity	48,782	49,313
Total liabilities and stockholders' equity	$111,616	$102,691